UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2009

iDcentrix, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51263	20-4650531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

444 N. Nash Street El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (310) 321-5566

2101 Rosecrans Avenue, Suite 4240
El Segundo, California  90245
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On April 24, 2009, iDcentrix, Inc. (the “Company”) and Francine Dubois, the Company’s Chief Executive Officer, entered into a letter agreement (the “Letter Agreement”) further amending the Amended and Restated Employment Agreement, dated as of November 6, 2007, between the Company and Ms. Dubois (the “Employment Agreement”).  The Letter Agreement further amends the Employment Agreement as follows:

                (i)      It extends the initial term of the Employment Agreement through December 31, 2009.  Previously, the initial term of the Employment Agreement was to have expired on December 31, 2008.

                (ii)    It confirms and ratifies reductions in Ms. Dubois’ annual salary from the rate of $140,000 per annum to $112,000 per annum, effective December 16, 2008 (as previously reported in a Current Report filed on January 14, 2009), and to the rate of approximately $33,600 per annum, effective March 1, 2009.  The Letter Agreement further provides that Ms. Dubois’ base salary will prospectively revert (A) to the rate of $112,000 per annum in the event that the Company has cash on hand at the end of April or May 2009, which exceeds its outstanding liabilities as at the applicable month end by at least $800,000 and (B) to the rate of $140,000 per annum in the event that the Company has cash on hand at the end of June 2009 which exceeds its outstanding liabilities at such month end by at least $800,000.

                (iii)   It defers the Company’s obligation to pay a bonus due to Ms. Dubois in the amount of $30,625 with respect to the Company’s fiscal year ended January 31, 2009, until such time as the Company has cash on hand which exceeds its outstanding liabilities by at least $800,000.

                (iv)   It provides that the Compensation Committee will establish a bonus plan for the Company’s 2009-2010 fiscal year which will provide Ms. Dubois with an opportunity to obtain quarterly bonuses of up to $15,000, based on the attainment of quarterly targets to be established by the Compensation Committee.  These bonuses will be accrued quarterly and paid annually.

                (v)    It provides that, in consideration of Ms. Dubois’ agreement to accept the reduced salary levels provided for above, the Company will pay commissions to Ms. Dubois in amounts ranging from 6% to 11% of the Company’s gross profits (based on proceeds actually received by the Company on or before June 30, 2009) with respect to four (4) specified projects for which the Company has submitted proposals.

                (vi)   It provides that Ms. Dubois will not be entitled to severance  payments under the Employment Agreement (A) by reason of the changes effected by the Letter Agreement and (B) by reason of a decision by the Company to terminate Ms. Dubois’ employment should the Company cease active business operations.

The Letter Agreement also makes certain revisions with respect to Ms. Dubois’ entitlement to health insurance and vacation pay.

The other provisions of the Employment Agreement remain unchanged.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iDcentrix, Inc.
Date: April 29, 2009	By:	/s/ David Fractor
David Fractor
Chief Financial Officer